EX-99 1 exhibit99.htm EX-99

Exhibit Index

EXHIBIT NO. (99) Condensed Consolidated Statements of Cash Flows as of April 2, 2011 and April 3, 2010.

EXHIBIT 99

ADDITIONAL EXHIBITS

Condensed Consolidated Statements of Cash Flows as of April 2, 2011 and April 3, 2010.

EXHIBIT 99.1

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	First Quarter Ended
(In thousands)	April 2,	April 3,
	2011	2010
Cash flows from operating activities:
Net income	$10,902	$7,550	*
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	5,840	6,379
Share-based compensation	1,174	1,139
Deferred income taxes	803	1,610
(Gain)/loss on disposals of plant and equipment	372	(1,204)
Foreign exchange expense	421	-
Excess tax from share-based payment arrangements	104	(226)
Changes in assets and liabilities:
Receivables	(26,720)	(29,119)
Inventory	(13,712)	(8,020	) *
Accounts payable and accrued expenses	(1,229)	17,178
Income taxes	2,339	(2,330	) *
Employee benefit plans	(8,337)	(5,597)
Other	(2,876)	7

Net cash flows from operating activities	(30,919)	(12,633)

Cash flows from investing activities:
Additions to property, plant, and equipment	(3,242)	(1,746)
Proceeds from sale of property, plant, and equipment	-	1,338

Net cash flows from investing activities	(3,242)	(408)

Cash flows from financing activities:
Repayment of long-term debt	(43)	(96)
Proceeds from issuance of common stock	1,082	214
Excess tax from share-based payment arrangements	(104)	226
Purchases of common stock	(4,068)	-
Dividends paid	(3,024)	(2,892)

Net cash flows from financing activities	(6,157)	(2,548)

Effect of exchange rate changes on cash	3,038	(1,586)
Net change in cash and equivalents	(37,280)	(17,175)
Cash and equivalents at beginning of period	140,070	86,875
Cash and equivalents at end of period	$102,790	$69,700

*Prior year amounts have been restated for the change in accounting method from LIFO to FIFO.